EXIBIT E

DIVIDEND REINVESTMENT PLAN

RENAISSANCE CAPITAL GROWTH & INCOME FUND III, INC.

TERMS AND CONDITIONS

1.     Each shareholder (‘Shareholder” or “Participant”) holding shares of common stock (“Shares”) of Renaissance Capital Growth & Income Fund III, Inc. (the “Fund”) will automatically be a participant in the Dividend Reinvestment and Cash Purchase Plan (the “Plan”), unless RenCap Securities, Inc., (the “Plan Agent” or “RenCap’), is otherwise instructed by the Shareholder, in writing, to have all distributions, net of any applicable U.S. withholding tax, paid in cash. A Shareholder who does not wish to participate in the Plan will receive all distributions in cash and will be paid by check in U.S. dollars mailed directly to such Shareholder. The Plan Agent will act as agent for individual Shareholders and will open an account for each Shareholder under the Plan in the same name as her or his present Shares are registered.

2.     Whenever the directors of the Fund declare a capital gains distribution or an income dividend payable in Shares or cash, participating Shareholders will take such distribution or dividend entirely in Shares to be issued by the Fund and the Plan Agent shall automatically receive such Shares, including fractions, for the Shareholder’s account, except in the circumstances described in paragraph 3 below.

3.     The Plan Agent shall have two methods to acquire Shares. First, whenever the market price (“Market Price” as defined in paragraph 5) per Share equals or exceeds the net asset value (“NAV” as defined in paragraph 5) per Share at the time the Shares are valued for the purpose of determining the number of Shares equivalent to the dividend or distribution (the “Valuation Date”), the Plan Agent will issue in consideration for the dividend or capital gain of each Participant, Shares at NAV. Second, if on the Valuation Date the Shares are trading below NAV, the Plan Agent, as agent for each participant, will receive the dividend or distribution of each Participant’s Shares and apply the same (less such Participant’s pro rata share of brokerage commissions incurred) to the Plan Agent’s open market purchases in connection with the reinvestment of such dividend or distribution to purchase in the open market such Shares for the Participants’ account. Such purchases will be made on or shortly after the payment date for such dividend or distribution, and in no event more than 45 days after such date except where temporary curtailment or suspension of purchase is necessary to comply with applicable provisions of federal securities law (in such case, Shares would be issued at 95% of NAV on Valuation Date). All dividends, distributions and other payments (whether made in cash or in Shares) shall be made net of any applicable withholding tax. If such open market purchases cause the price to increase to NAV, the plan agent shall utilize the first method described above to acquire the Shares. In either case, for the purposes of the above investment, the Plan Agent may commingle Participant’s Funds, and the price for such acquired Shares shall be the average price (including brokerage commissions) of all Shares acquired (including newly issued Shares) by the Plan Agent for such quarterly dividend or capital distribution.

4.     The open-market purchases provided for above may be made on any securities exchange where the Shares are traded, in the over-the-counter market or in negotiated transactions and may be on such terms as to price, delivery and otherwise as the Plan Agent shall determine. Funds held by the plan Agent will not bear interest. In addition, it is understood that the Plan Agent shall have no liability (other than as provided in paragraph 12 hereof) in connection with any inability to purchase Shares within 45 days after the payment date of any dividend or distribution as herein provided or with the timing of any purchases effected. The Plan Agent shall have no responsibility as to value of the Shares acquired for any Shareholder’s account.

5.     For all purposes of the Plan: (a) the market price of Shares of the Fund on a particular date shall be the last sales price on the close of the previous trading day or, if there is no sale on that date, then the mean between the closing bid and asked quotations for such stock on such date, (b) NAV per share of common stock on a particular date shall be as determined by or on behalf of the Fund.

DIVIDEND REINVESTMENT PLAN (CONTINUED)

6.     The Plan Agent will hold Shares acquired pursuant to the Plan in non-certified form in the name of the Shareholder for whom such Shares are being held. The Plan Agent will forward to each Shareholder participating in the Plan any proxy solicitation material received by it and will vote any Shares so held for any such ‘Shareholder only in accordance with the proxy returned by her or him to the Fund. In the case of Shareholders, such as banks, brokers or nominees, that hold Shares for others who are the beneficial owners, the Plan Agent will administer the Plan on the basis of the number of shares certified from time to time by such Shareholders as representing the total amount registered in the names of such Shareholders and held for the account of beneficial owners who participate in the Plan. Upon a Shareholder’s written request, the Plan Agent will deliver to her or him, without charge, a certificate or certificates representing all full Shares held by the Plan Agent pursuant to the Plan for the benefit of such Shareholder.

7.     The Plan Agent will confirm in writing, each acquisition made for the account of a Shareholder as soon as practicable but in any event not later than 60 days after the date thereof. Although a Shareholder may from time to time have an undivided fractional interest (computed to three decimal places) in a share of common stock of the Fund, no certificates for fractional Shares will be issued. However, dividends and distributions on fractional Shares will be credited to each Shareholder’s account. In the event of termination of a Shareholder’s account under the Plan, the Plan Agent will adjust for any such undivided fractional interest in cash at the market value of the Shares at the time of termination.

8.     Any stock dividends or split Shares distributed by the Fund on Shares held by the Plan Agent for a Shareholder will be credited to the Shareholder’s account. In the event that the Fund makes available to Shareholders, rights to purchase additional shares or other securities, the Plan Agent will sell such rights and apply the proceeds of the sale to the purchase of additional shares of common stock of the Fund.

9.     A Shareholder may terminate her or his participation in the Plan by notifying the Plan Agent in writing. Such termination will be effective immediately if notice is received by the Plan Agent not less than 10 days prior to any dividend or distributions, on the first trading day after the dividend or distribution paid for such record date shall have been credited to such Shareholder’s account. The Plan may be terminated by the Plan Agent or the Fund with respect to any voluntary cash payments made for any dividend or distributions paid subsequent to the notice of termination in writing mailed to the Shareholders at least 30 days prior to the annual contribution date, in the case of voluntary cash payments, or the record date for the payment of any dividend or distribution by the Fund. Upon any termination, the Plan Agent will cause a certificate or certificates for the full shares held for a Shareholder under the Plan and cash adjustment for any fraction to be delivered to her or him.

10.     These terms and conditions may be amended or supplemented by the Plan Agent or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to the Shareholders appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by the Shareholders unless, prior to the effective date thereof, the Plan Agent receives written notice of the termination of a Shareholder’s account under the Plan. Any such amendment may include an appointment by the Plan Agent in its place and stead of a successor Plan Agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Agent under these terms and conditions. Upon any such appointment of a Plan Agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor Plan Agent, for the Shareholders’ accounts, all dividends and distributions payable on the Shares held in the Shareholders’ name or under the Plan for retention or application or such successor Plan Agent as provided in these terms and conditions.

11.     The Plan Agent will use its best efforts to have the Shares issued pursuant to the Plan be registered and freely tradable as soon as practicable.

12.     The Plan Agent shall at all times act in good faith and agree to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by its negligence. bad faith or willful misconduct of that of its employees.

13.     This Agreement shall be construed and enforced in accordance with and governed by the laws and regulations of the State of Texas and the Securities laws of the United States.

DIVIDEND REIN VESTMENT PLAN (CONTINUED)

This Plan is dated as of the 15th day of February 1994.

                         Plan Agent

RenCap Securities, Inc.

by:     Is! Martin J. Cohen

          Martin J. Cohen, President

Attest:

by:    /s/ Barbe Butschek
          Barbe Butschek, Secretary

RENAISSANCE CAPITAL GROWTH & INCOME FUND III, INC.

DIVIDEND REINVESTMENT PLAN

AMENDMENT NO. 1

1.     The Plan Agent for the Dividend Reinvestment Plan of Renaissance Growth & Income Fund III, Inc. shall be American Stock Transfer & Trust Company.

2.     The references to forty-five (45) days in Sections 3 and 4 shall be changed to thirty (30) days with respect to the period for open-market purchases of shares through the reinvestment of dividends, and the parenthetical reference in the third sentence of Section 3 is eliminated.

Dated:     August 15, 2001

DA-80417 vi 1263485-0001